Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Profit for 1st Quarter 2014

Total Delinquencies Reduced to $4.4 million, or 1.32% of Total Assets

Increasing Loan Originations Generated Asset Growth

LOS ANGELES, CA — (BUSINESS WIRE) — May 14, 2014 — Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported net income of $989 thousand, or $0.05 per diluted share, for the first quarter of 2014, compared to a net loss of $616 thousand, or ($0.49) per diluted share for the first quarter of 2013.  The improvement in profitability during the first quarter of 2014 primarily reflected the recapture of loan losses of $1.1 million and the grant of $200 thousand from the Community Development Financial Institutions (“CDFI”) Fund administered by the U.S. Department of the Treasury. Also contributing to higher profitability were increases in net interest margin and net average interest earning assets and a reduction in non-interest expense.

Chief Executive Officer, Wayne Bradshaw stated, “During the first quarter we continued our trend of improving operating results, which are demonstrating that Broadway is a strong financial institution with a clear strategy for achieving profitable growth.  We increased our loan originations significantly from a year ago, and generated a profit for stockholders.  Moreover, our management team is executing our strategy to be the leader in financing affordable housing in the large, growing low-to-moderate income communities throughout Southern California.  We believe that the combination of our strong capital base and ability to lend to experienced owners of smaller multi-family residential properties will allow Broadway to resume its historical leadership in serving low-to-moderate income communities.”

Mr. Bradshaw further stated that “As of March 31, 2014, we had increased the Bank’s Tier 1 capital ratio to 10.56% and its Total Risk-Based Capital ratio to 17.40%.  Also, we are moving forward with our plans to raise additional common equity so that we can implement the extension of the maturity of our subordinated debentures that we negotiated during the first quarter.  Upon completion of these transactions, we will have extended all of the Company’s debt to the time period between 2019 and 2024 and reduced the Company’s servicing requirements for its debt and formerly outstanding preferred stock by $1.3 million per year from approximately $1.5 million prior to the Recapitalization in August 2013.”

Earnings Summary

Net interest income before provision for, or recapture of, loan losses increased by $110 thousand to $2.8 million for the first quarter of 2014 from $2.7 million for the first quarter of 2013.  The increase was primarily attributable to an increase of 43 basis points in the net interest margin, which increased to 3.46% for the first quarter of 2014 from 3.03 % for the first quarter of 2013.  The improvement in net interest margin contributed $99 thousand of the increase in net interest income and reflected higher average yields on Federal Funds and FHLB stock and lower average costs of deposits and borrowings.  An increase in the Bank’s average net interest earning assets accounted for the balance of the increase in net interest income.

During the first quarter of 2014, we recorded a recapture of $1.1 million of previously recognized loan losses.  This recapture primarily reflected recoveries on the payoff of two previously charged-off loans.  We did not record a provision or recapture of loan losses during the first quarter of 2013.

Non-interest income increased by $112 thousand to $333 thousand for the first quarter of 2014 from $221 thousand for the first quarter of 2013.  The increase in non-interest income during the first quarter of 2014 primarily reflected the grant of $200 thousand from the CDFI fund, which was partially offset by a decrease of $24 thousand in income from service charges, a reduction of $16 thousand in net gains on sales of loans, and slight losses from loan servicing activities and sales of REO.

Non-interest expense decreased by $299 thousand to $3.2 million for the first quarter of 2014 from $3.5 million for the first quarter of 2013.  The decrease in non-interest expense was primarily due to the elimination of any need for a provision for losses on loans held for sale because the Company sold or transferred all remaining loans held for sale during the fourth quarter of 2013.  During the first quarter of 2013, the Company recorded a provision for losses on loans held for sale of $470 thousand.  The reduction in non-interest expense also reflected a decrease of $124 thousand in other expenses, primarily REO and appraisal expenses, a decrease of $56 thousand in occupancy expense and a decrease of $28 thousand in FDIC insurance.  These decreases in non-interest expense were partially offset by an increase of $134 thousand in compensation and benefits expense and an increase of $242 thousand in professional services expense primarily reflecting higher legal and consulting fees related to our efforts to raise additional capital and negotiate an extension of the maturity of the Company’s Floating Rate Junior Subordinated Debentures (the “Debentures”).

The Company recorded nominal tax expense for the first quarter of 2014 because it was able to use available tax loss carryforwards to offset substantially all of the pre-tax income.  The tax expense reported of $3 thousand reflected the minimum taxes paid to the State of California.  As of March 31, 2014, the Company had $9.3 million of deferred tax assets, which were fully reserved.  Also, as of December 31, 2013, the Company had federal net operating loss carryforwards of $13.3 million, which expire beginning in 2031 through 2033.

Earnings per share in the first quarter of 2014 were impacted by the issuance of 18,225,229 shares in late 2013 in connection with the Company’s Recapitalization.

Balance Sheet Summary

Total assets increased by $2.6 million to $335.1 million at March 31, 2014 from $332.5 million at December 31, 2013 primarily due to an increase in securities available-for-sale and gross loans receivable, partially offset by a decrease in cash and cash equivalents.  In order to improve the yield on interest-earning assets, we invested excess Federal Funds in securities and multi-family residential loans.  We originated $16.7 million of loans during the three months ended March 31, 2014, compared to $1.4 million for the three months ended March 31, 2013.

During the first quarter of 2014, we reduced our total delinquent loans to $4.4 million, or 1.32% of assets, from $11.1 million, or 3.35% of total assets, at December 31, 2013.  As of March 31, 2014, our allowance for loan losses was $10.1 million, or 228.7% of our total delinquencies at that date.  Non-performing loans (“NPLs”) were $13.1 million at the end of the first quarter, including $9.7 million of NPLs for which the borrowers were current in their payments, as compared to $17.7 million of total NPLs as of the end of 2013.

Total deposits decreased by $4.7 million during the first quarter of 2014.  This reflects our efforts to improve our net interest margin by reducing higher costing certificates of deposit.  FHLB advances and the principal amount of the Debentures remained unchanged at $79.5 million and $6.0 million, respectively, during the first quarter of 2014.  The reported amount of senior debt decreased by $38 thousand during the first quarter of 2014 reflecting amortization of the deferred gain on restructuring in the amount of the interest payment that we made in February 2014.

During the first quarter of 2014, the Company submitted a proposal to the trustee for the trust that holds the Debentures to extend the maturity of the Debentures to March 17, 2024 in return for paying all accrued interest on the Debentures and up to $900 thousand, or 15%, of the principal amount of the Debentures.  This proposal was approved by the requisite holders of senior securities of the trust on February 28, 2014, subject to several conditions, including approval by the Company’s regulators and senior lender, raising at least $6.0 million of additional equity capital that will be used in part to make the proposed payments of accrued interest and principal, and preparation of a suitable supplemental indenture providing for the modifications to the terms of the Debentures and other applicable documentation.  The Company is proceeding with efforts to raise the required capital, complete the necessary documentation and obtain approvals from its regulators and senior lender.  There is no assurance that the Company will be successful in completing these efforts or satisfying the other conditions to completion of the proposal.

Stockholders’ equity was $26.6 million, or 7.93% of the Company’s total assets, at March 31, 2014, compared to $25.6 million, or 7.70% of the Company’s total assets, at December 31, 2013.  The Company’s book value was $1.31 per share as of March 31, 2014, compared to $1.27 per share as of December 31, 2013.

At March 31, 2014, the Bank’s Total Risk-Based Capital ratio was 17.40%, its Tier 1 Risk-Based Capital ratio was 16.11%, and its Core Capital and Tangible Capital ratios were 10.56%.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low to moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes, risks associated with the Company’s efforts to raise additional capital and extend the maturity of the Debentures and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE:  Broadway Financial Corporation

Contact: Wayne-Kent A. Bradshaw, Chief Executive Officer, (323) 556-3248: or

Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or

investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Financial Data and Ratios (Unaudited)

(Dollars in thousands, except per share data)

	March 31, 2014		December 31, 2014

Selected Financial Condition Data and Ratios:
Total assets	$335,079		$332,481
Gross loans receivable (1)	258,745		256,887
Allowance for loan losses	(10,091)		(10,146)
Cash and cash equivalents	47,490		58,196
Securities available-for-sale, at fair value	19,366		9,397
Deposits	209,671		214,405
FHLB advances	79,500		79,500
Junior subordinated debentures	6,000		6,000
Senior debt	2,885		2,923
Total stockholders’ equity	26,569		25,590

Book value per share	$1.31		$1.27
Equity to total assets	7.93%		7.70%

Asset Quality Ratios:
Non-performing loans to total gross loans	5.08%		6.89%
Non-performing assets to total assets	4.66%		5.95%
Allowance for loan losses to total gross loans	3.90%		3.95%
Allowance for loan losses to non-performing loans	76.76%		57.32%
Net charge-offs to average loans	-1.59	%(2)	0.82%

Non-performing assets:
Non-accrual loans	$13,147		$17,702
Loans delinquent 90 days or more and still accruing	—		—
Real estate acquired through foreclosure	2,482		2,084
Total non-performing assets	$15,629		$19,786

	Three Months Ended March 31,
	2014		2013
Selected Operating Data and Ratios:
Interest income	$3,796		$4,024
Interest expense	998		1,336
Net interest income before provision for (recapture of) loan losses	2,798		2,688
Provision for (recapture of) loan losses	(1,082)		—
Net interest income after provision for (recapture of) loan losses	3,880		2,688
Non-interest income	333		221
Non-interest expense	3,221		3,520
Income (loss) before income taxes	992		(611)
Income tax expense	3		5
Net income (loss)	$989		$(616)

Earnings (loss) per common share-basic and diluted	$0.05		$(0.49)

Loan originations	$16,744		$1,405

Return on average assets	1.20	%(2)	-0.67	%(2)
Return on average equity	15.27	%(2)	-13.90	%(2)
Net interest margin	3.46	%(2)	3.03	%(2)

(1) Amount does not include net deferred loan costs, unamortized premium and loans in process.

(2) Annualized